Exhibit 10.1

WARNER/CHAPPELL MUSIC, INC.

10585 Santa Monica Boulevard

Los Angeles, CA 90025

March 15, 2005

Richard Blackstone

C/o Nicholas Gordon, Esq.

Franklin, Weinrib, Rudell & Vassallo, P.C.

488 Madison Avenue

New York, New York 10022

Dear Richard:

You acknowledge (a) that you are subject to an employment agreement (the “Current Agreement”) with your current employer (the “Current Employer”), and (b) that for the remainder of the term of the Current Agreement you intend to fully perform your obligations under the Current Agreement.

Until the Term Start Date (as defined below), you shall not be an employee or officer of Warner/Chappell Music Inc. (“Company”) and you shall have no responsibilities to Company, and shall not, and shall have no authority to, bind Company in any manner or take any action on behalf of Company.

This letter, when signed by you and countersigned by Company, shall, effective as of the date on which this agreement (the “Agreement”) is executed in full, constitute our agreement with respect to your future employment with us.

1.             Position: Chairman and Chief Executive Officer

2.             Term: (a) For purposes of this Agreement, “Term” shall mean the period commencing on the date immediately following the date that is the earliest to occur of (i) December 31, 2005 (which you have represented to us is the date as of which the term of the Current Agreement expires), (ii) such earlier date, if any, as the Current Agreement otherwise terminates in accordance with its terms, or (iii) the date, if any, as of which you are released from your employment under the Current Agreement pursuant to a reasonable written release document, (such earliest date being the “Term Start Date”), and ending on the fourth anniversary of the Term Start Date.  Each consecutive twelve-month period of the Term is sometimes hereinafter referred to as a “Contract Year.”

(b) Your employment with Company under this Agreement shall be deemed to commence as of the Term Start Date.  None of the obligations and restrictions imposed on you pursuant to this Agreement (including, without limitation, any requirement of exclusivity and any requirement that you comply with any conflict of interest policy of Company), shall become effective until the Term Start Date.

3.             Compensation:

(a) Salary: During the Term, Company shall pay you a salary at the rate of $650,000 per annum.  Warner Music Group (“WMG”) shall consider an upward adjustment to your salary effective as of the commencement of the third Contract Year; provided, that, whether or not any such adjustment is made shall remain in the sole discretion of WMG.

(b) Annual Discretionary Bonus: With respect to each fiscal year of the Term, WMG shall consider granting to you an annual bonus (or a pro rata portion of such annual bonus for a portion of such fiscal year). The amount of each annual bonus awarded to you shall be determined by WMG at its sole discretion, based on the strength of your performance and on the performance of Company and of WMG.  Your Target bonus for each full fiscal year of the Term shall be $650,000 (or a pro rata portion of such amount for a portion of a fiscal year); provided that the amount of each annual bonus awarded to you may be higher or lower than the Target amount, and shall remain in the sole discretion of WMG.  Notwithstanding the foregoing, you may, by written notice to Company given no later than 10 business days following the Term Start Date, elect either (i) that your pro rata annual bonus with respect to fiscal year 2005 shall not be less than $650,000 multiplied by a fraction, the numerator of which is the number of days within the period from the Term Start Date until the last day of the fiscal year 2005, and the denominator of which is 365, or (ii) that your annual bonus with respect to fiscal year 2006 shall not be less than $650,000. In the event that you fail to timely give such notice, you shall be deemed to have elected (ii) above.

(c) Special Payment: On or about January 31, 2006, Company shall pay to you a special payment in an amount equal to $100,000 less the sum of (i) any annual bonus amounts paid to you by your Current Employer, or which you reasonably expect will be paid to you by your Current Employer, in respect of your work for your Current Employer in calendar 2005 and (ii) any annual bonus amounts paid to you by Company in respect of your work for Company in Company’s fiscal year 2005.

(d) Payment of Compensation: Compensation accruing to you during the Term shall be payable in accordance with the regular payroll practices of Company for employees at your level.  You shall not be entitled to additional compensation for performing any services for the “Non-publishing WMG Companies” (as defined below); although the only such services that you may be required to perform for any Non-publishing WMG Company are occasional services that are appropriate for your position. “Non-publishing WMG Companies” shall mean WMG’s subsidiaries or affiliates other than Warner/Chappell Music Inc. and its subsidiaries.

4.             Exclusivity:

(a) Your employment with Company shall be full-time and exclusive.  During the Term you will not render any services for others, or for your own account, in the field of entertainment or otherwise.  Rendering services to your Current Employer prior to the Term Start Date shall not constitute a violation by you of the terms of this Paragraph 4, or of Company’s conflict of interest policies.

(b) You have advised Company that you intend to invest in certain companies in Turkey (sometimes referred to as “Turkish Entities”) which may deal in aspects of the music business, including recording and publishing.  Notwithstanding the provisions of clause (a) above, but subject to clause (c) below, you shall not be precluded from owning a minority equity interest in, and rendering occasional services to, any Turkish Entities (your “Turkish Activities”), provided that (i) such Turkish Activities do not interfere with the performance of your duties hereunder and (ii) you periodically provide the General Counsel of WMG with written notice of any significant new Turkish Activities or any material changes to your Turkish Activities.

(c) You understand that no WMG-owned or controlled company currently engages actively in business in Turkey.  In the event that a WMG-owned or controlled company commences any music-related business in Turkey, then your Turkish Activities may constitute a conflict of interest.  In the event that the Chief Executive Officer of WMG, in consultation with the General Counsel of WMG, concludes in good faith that any of your Turkish Activities constitutes a conflict of interest, then the General Counsel of WMG shall, in consultation with you, establish such procedures and/or direct such actions as are necessary to address such conflict of interest in a manner that is satisfactory to the Chief Executive Officer of WMG in his good faith determination.

5.             Reporting: You shall at all times work under the supervision and direction of the Chief Executive Officer of WMG (currently Edgar Bronfman, Jr.), and you shall perform such duties as you shall reasonably be directed to perform by such officer.  All of Company’s employees shall report to you, or in an ascending chain of authority ending with you; provided, that, certain of Company’s executives located outside of the U.S. currently report on a so-called “solid-line” basis to Company’s executives and on a so-called “dotted-line” basis to executives of WMG’s international recorded music operations.  Company will consider in good faith any proposal to modify that reporting structure that you may make from time to time; provided that, whether or not any modification to that reporting structure is effected shall remain in the sole discretion of the Chief Executive Officer of WMG.

6.             Place of Employment: Manhattan.  You shall render services at the offices established for Company at such location.  You also agree to travel on temporary trips to such other place or places as may be required from time to time to perform your duties hereunder, including likely frequent travel to the Los Angels area, in which area Company will likely continue to maintain significant operations.

7.             Travel and Entertainment Expenses: Company shall pay or reimburse you for reasonable expenses actually incurred or paid by you during the Term in the performance of your services hereunder in accordance with Company’s policy for employees at your level upon presentation of expense statements or vouchers or such other supporting information as Company may customarily require.  You shall be entitled to first class travel and accommodations.

8.             Benefits: While you are employed hereunder, you shall be entitled to all fringe benefits generally accorded to employees of WMG at your level from time to time, including, but not limited to, medical health and accident, group insurance and similar benefits, provided that you are eligible under the general provisions of any applicable plan or program and Company continues to maintain such plan or program during the Term.  You shall also be entitled to four (4) weeks vacation (with pay) during each calendar year of the Term, which vacation shall be taken at reasonable times and shall be governed by Company’s policies with respect to vacations for executives.

9.             Disability/Death: If you shall become physically or mentally incapacitated from performing your duties hereunder, and such incapacity shall continue for a period of six (6) consecutive months or more or for shorter periods aggregating six months or more in any twelve-month period, Company shall have the right (before the termination of such incapacity), at its option, to terminate your employment hereunder upon paying to you any accrued but unpaid salary to the date of such termination.  In the event of your death, this Agreement shall automatically terminate except that Company shall pay to your estate any accrued but unpaid salary through the last day of the month of your death.

10.           Termination by Company: Company may at any time during the Term, by written notice, terminate your employment for “Cause” (as defined below), such Cause to be specified in the notice of termination.  Only the following acts shall constitute “Cause” hereunder: (i) any willful or intentional act or omission having the effect, which effect is reasonably foreseeable, of injuring, to an extent that is meaningful, the reputation, business, business relationships or employment relationships of Company or its affiliates; (ii) conviction of, or plea of nolo contendere to, a misdemeanor involving theft, fraud, forgery or the sale or possession of illicit substances or a felony; (iii) breach of material covenants contained in this Agreement; and (iv) repeated or continuous failure, neglect or refusal to perform your material duties hereunder.  Notice of termination given to you by Company shall specify the reason(s) for such termination, and in the case where a cause for termination described in clause (i), (iii) or (iv) above shall be susceptible of cure, and such notice of termination is the first notice of termination given to you for such reason, if you fail to cure such cause for termination within ten (10) business days after the date of such notice, termination shall be effective upon the expiration of such ten-day period, and if you cure such cause within such ten-day period, such notice of termination shall be ineffective.  In all other cases, notice of termination shall be effective on the date thereof.

11.           Termination by Employee.

(a) For purposes of this Paragraph 11, Company shall be in breach of its obligations to you hereunder if there shall have occurred any of the following events (each such event being referred to as a “Good Reason”): (i) a material reduction in your title shall have been put into effect; (ii) you shall have been required to report to anyone other than as provided in Paragraph 5 hereof; (iii) any monies required to be paid to you hereunder shall not be paid when due; (iv) Company requires you to relocate your primary residence outside the greater New York metropolitan area in order to perform your duties to Company hereunder; or (v) Company assigns its rights and obligations under this Agreement in contravention of the provisions of Paragraph 18(e) below.

(b) You may exercise your right to terminate the Term of this Agreement for Good Reason pursuant to this Paragraph 11 by notice given to Company in writing specifying the Good Reason for termination within sixty (60) days after the occurrence of any such event constituting Good Reason, otherwise your right to terminate this Agreement by reason of the occurrence of such event shall expire and shall be deemed to have permanently lapsed. Any such termination in compliance with the provisions of this Paragraph 11 shall be effective thirty (30) days after the date of your written notice of termination, except that if Company shall cure such specified cause within such thirty-day period, you shall not be entitled to terminate the term of this Agreement by reason of such specified Good Reason and the notice of termination given by you shall be null and void and of no effect whatsoever.

12.           Consequences of Breach by Company or Non-renewal:

(a) In the event of a “Special Termination” (as defined below) of your employment, your sole remedy shall be that, upon your execution of a Release (as defined below) Company shall pay to you the “Special Termination Payments” (as defined below), and in the event of a “Qualifying Non-renewal” (as defined below), your sole remedy shall be that, upon your execution of a Release, Company shall pay to you the “Non-renewal Payments” (as defined below). Special Termination Payments and Non-renewal Payments are sometimes herein referred to collectively as the “Termination Payments.”

(b) The “Basic Termination Payments” shall mean any accrued but unpaid salary, accrued vacation pay in accordance with Company policy, any unreimbursed expenses pursuant to Paragraph 7, plus any accrued but unpaid benefits in accordance with Paragraph 8, in each case to the date on which your employment terminates pursuant to an event described in subparagraph (d) or (f), below, as applicable (the “Termination Date”).

(c) A “Release” shall mean a release agreement in Company’s standard form attached hereto as Exhibit A, which shall include, without limitation, a release by you of Company from any and all claims which you may have relating to your employment with Company and the termination of such employment.

(d) A “Special Termination” shall have occurred in the event that Company terminates your employment hereunder other than pursuant to Paragraphs 9 or 10 hereof.

(e) “Special Termination Payments” shall mean (i) the Basic Termination Payments; plus (ii) the greater of (A) the “Severance Amount” (as defined below) and (B) the sum of:

(I) a pro rata annual bonus with respect to the year in which your employment terminates, which bonus shall be in an amount equal to $650,000 multiplied by a fraction, the numerator of which is the number of days within the period from the first day of the fiscal year in which the termination of your employment occurs until the date of such termination, and the denominator of which is 365; and

(II) a severance payment in the amount of $2,000,000, if such termination occurs in the first Contract Year, or $1,500,000, if such termination occurs in the second Contract Year, or $1,000,000, if such termination occurs in the third Contract Year, or $650,000, if such termination occurs in the fourth Contract Year.

(f) A “Qualifying Non-renewal” shall have occurred in the event that, on the date that is 90 days prior to the expiration of the Term: (i) Company has failed to offer you continued employment with Company or one of its affiliates; or (ii) Company has offered you continued employment with Company or one of its affiliates for a term of less than three years or at a salary lower, or on other terms materially less favorable to you (excluding with respect to the granting of any equity), than your salary and other terms of employment (excluding with respect to the granting of any equity) as in effect on the last day of the Term, and you elect to decline such offer and terminate your employment with Company at the end of the Term.

(g) The “Non-renewal Payments” shall mean (i) the greater of (A) the amount of severance pay (the “Severance Amount”) that would have been payable to you under Company policy as in effect on the Termination Date had you not been subject to an employment agreement with Company, or (B) $650,000, plus; (ii) the Basic Termination Payments.

(h) Any Termination Payments payable to you under Paragraph 12(e) or (g) above shall be made by Company in accordance with its regular payroll practices by means of payments to you in equal periodic installments (which shall be not less frequent than monthly) during the one-year period following the termination of your employment (the “Payment Period”). During the Payment Period, Company shall continue to provide you with coverage under Company’s medical plans in accordance with the terms of such plans, and you shall be entitled to no other benefits during such period.

(i) In the event you elect not to execute and deliver a Release in connection with a Special Termination or a Qualifying Non-renewal, Company shall only be obligated to pay to you the Basic Termination Payments.  Following the delivery of an executed Release pursuant to this Paragraph 12, you shall have no duty to seek substitute employment, and Company shall have no right of offset against any amounts paid to you under this Paragraph 12 with respect to any compensation or fees thereafter received by you from any employment thereafter obtained or consultancy arrangement thereafter entered into by you.

13.           Confidential Matters: You shall keep secret all confidential matters of Company and its affiliates (for purposes of this Paragraph 13 only, “Company”), and shall not disclose them to anyone outside of Company, either during or after your employment with Company, except (i) with Company’s written consent; (ii) as required by law or judicial process; or (iii) to your professional advisors to the extent reasonable and necessary.  You shall deliver promptly to Company upon termination of your employment, or at any time Company may request, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of Company which you may then possess or have under your control.

14.           Results and Proceeds of Employment: You acknowledge that Company shall own all rights of every kind and character throughout the world in perpetuity in and to any material and/or ideas written, suggested or in any way created by you hereunder and all other results and proceeds of your services hereunder, including, but not limited to, all copyrightable material created by you within the scope of your employment.  You agree to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence Company’s ownership of the results and proceeds of your services.

15.           Indemnity: To the extent that you perform your duties for Company in good faith and in a manner you reasonably believe to be in or not opposed to the best interests of Company and not in contravention of the instructions of any senior officer of Company, Company agrees to indemnify you against expenses (including but not limited to final judgments and amounts paid in settlement to which Company has consented in writing, which consent shall not be unreasonably withheld) in connection with litigation against you arising out of the performance of your duties hereunder; provided, that, you shall have provided Company with prompt notice of the commencement of any such litigation.  Company will provide defense counsel selected by Company.  You agree to cooperate in connection with any such litigation.

16.           Non-Solicitation: For a period of one year after the date on which your employment with Company ends for any reason, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, or member of any other person, firm, partnership, corporation or other entity, or in any other capacity, (a) call upon, solicit, negotiate with, offer or enter into a recording or other contract with any recording artist (including a duo or a group) or songwriter who at the time is, either directly or through a furnishing entity, under contract to Company or an affiliate of Company or a label distributed to Company or an affiliate of Company, and (b) discuss or negotiate employment with or offer employment to any individual employed by Company or an affiliate of Company.

17.           Notices: All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid courier, or mailed first-class, postage prepaid, by registered or certified mail, return receipt requested, as follows:

TO YOU:	TO COMPANY:

Richard Blackstone	Warner Music Group Inc.
C/o Nicholas Gordon, Esq.	75 Rockefeller Plaza
Franklin, Weinrib, Rudell &	New York, New York 10019
Vassallo, P.C.	Attn: General Counsel
488 Madison Avenue
New York, New York 10022

With a copy to:

Nicholas Gordon, Esq.
Franklin, Weinrib, Rudell &
Vassallo, P.C.
488 Madison Avenue
New York, New York 10022

Either you or Company may change the address to which notices are to be sent by giving written notice of such change of address to the other in the manner herein provided for giving notice.

18.           Miscellaneous:

(a) You represent and warrant to Company that you are free to enter into this Agreement and, as of the commencement of the Term hereof, are not subject to any conflicting obligation or any disability which will prevent you from or interfere with your executing and performing your obligations hereunder.

(b) You acknowledge that while you are employed hereunder you will comply with Company’s conflict of interest policy and other corporate policies, as in effect from time to time, of which you are made aware.  All payments made to you hereunder shall be subject to applicable withholding and social security taxes and other ordinary and customary payroll deductions.

(c) You acknowledge that services to be rendered by you under this Agreement are of a special, unique and intellectual character which gives them peculiar value, and that a breach or threatened breach of any provision of this Agreement (particularly, but not limited to, the provisions of Paragraphs 4 and 13 hereof), will cause Company immediate irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law.  Accordingly, without limiting any right or remedy which Company may have in such event, you specifically agree that Company shall be entitled to injunctive relief to enforce and protect its rights under this Agreement.  The provisions of this Paragraph 18(c) shall not be construed as a waiver by Company of any rights which Company may have to damages or any other remedy.

(d) This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes and terminates any and all prior agreements, arrangements and understandings.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not herein set forth.

If, notwithstanding the provisions of the foregoing paragraph, any provision of this Agreement or the application hereof is held to be wholly invalid, such invalidity shall not affect any other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are hereby declared to be severable.

(e) The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns.  This Agreement, and your rights and obligations hereunder, may not be assigned by you.  Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or a substantial portion of the stock or assets of Company or Warner Music Group Inc.

(f) Nothing contained in this Agreement shall be construed to impose any obligation on Company to renew this Agreement.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance.  Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing obligation upon the expiration of this Agreement.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(g) This Agreement shall be governed by and construed according to the laws of the State of New York as applicable to agreements executed in and to be wholly performed within such State.

If the foregoing correctly sets forth our understanding, please sign below and return this agreement to Company.

Very truly yours,

WARNER/CHAPPELL MUSIC, INC.

	By:	/s/ Edgar Bronfman, Jr.

Accepted and Agreed:

/s/ Richard Blackstone
Richard Blackstone
SS #:

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

SEPARATION AGREEMENT (“Agreement”) made and entered into on     , 200   between (name) (“you”) and (company) (“Company”).

In consideration of the mutual covenants, conditions and obligations contained in this Agreement, you and Company agree as follows:

1.             Your employment with Company shall end effective (date). As of that date, you shall have no further responsibilities as an employee of Company and as of such date the employment agreement (the “Employment Agreement”) between you and Company dated (date), [as amended], shall be terminated with no liability of either party to the other thereunder whatsoever, except as specifically set out in this Agreement.

2.             (a)           Subject to your compliance with the terms of this Agreement, Company shall during the period from the date hereof to            (the “Payment Period”) pay you salary at a rate of $          per annum (less required withholding) and an automobile allowance at the rate of $            per month (less required withholding). All payments to you hereunder shall be payable in accordance with the regular payroll practices of the Company.  You shall have no duty to mitigate Company’s damages by seeking other employment, and Company shall have no right to reduce the amounts payable to you under this Agreement in the event that you obtain other earnings.

(b)           Company shall continue to provide you and your dependent family members (to the extent such individuals are eligible for such coverage under the terms of the applicable programs) with coverage under Company’s medical and dental plans until the earlier of (i) the end of the Payment Period or (ii) the date as of which you become eligible for another medical insurance plan.

(c)           For so long as you are on a payroll of Company, you shall continue to participate in Company’s life insurance and 401(k) plans as if you were a full time employee of Company, subject to the terms and conditions of each such plan.

(d)           The Company shall pay you any accrued and unused vacation time through           , 200   (to the extent not paid prior to the date hereof).

3.             In accordance with the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), you shall have the right, at your expense, to elect to continue medical insurance coverage under the group insurance plan maintained by Company for a period of eighteen months beginning on (date). Further information regarding COBRA’s coverage, including enrollment forms and premium quotations, will be sent to you separately.

4.             (a) In consideration of, and exchange for, the payment and other benefits to be received by you under this Agreement, you hereby waive, release and forever discharge Company and its successors, their directors, officers, agents, representatives and employees, and the parents, subsidiaries and affiliates, and the directors, officers, agents and employees thereof (the “Company Group”) from all claims, causes of action, lawsuits and demands, attorney’s fees, expenses or other compensation (“Claims”) which in any way relate to or arise out of the Employment Agreement or your employment with Company or the termination of your employment, which you may now or hereafter have under any common law, federal, state or local law, regulation or order, including without limitation, (i) any Claim under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, as well as all liability for any acts that may have violated your rights under any contract or local fair employment practices law, any employee relations statute, executive law or ordinance, any unemployment or workers compensation law or any other duty or obligation of any kind or nature; (ii) all Claims relating to or arising out of any alleged tortious act, including but not limited to, wrongful termination, intentional infliction of emotional distress and defamation; (iii) all Claims which may be alleged against or imputed to Company by you or by anyone acting on your behalf; and (iv) all Claims for wages, (including, but not limited to, all Claims in connection with any long-term incentive compensation plan of Company), monetary and equitable relief, employment or reemployment with Company in any position.

(b) The Company Group, in exchange for the consideration embodied in this Agreement, waives, releases, and forever discharges you from all Claims which the Company Group may now or hereafter have against you under any common law, federal, state or local law, regulation or order, arising out of your employment with Company.

5.             Neither you nor Company shall file or cause to be filed any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any Claims within the scope of paragraph 4.

6.             You and Company each acknowledge that nothing in this Agreement constitutes (or shall be deemed) an admission of liability or wrongdoing by either you or the Company.

7.             (a) You shall not at any time exploit, use, sell, publish, disclose, or communicate to any person, corporation or entity, either directly or indirectly, any trade secrets or confidential information regarding the Company Group, including, without limitation, the terms of any agreements between Company or any of its affiliates and any third party (except that you may disclose the financial terms of this Agreement to tax authorities, and to your attorneys and accountants). You shall not during the one-year period following the date hereof, without the prior approval of Company, discuss any “Company Topic” (as defined below) with any press or media representative, nor shall you provide any information regarding any Company Topic to any press or media representative. “Company Topic” shall mean any matter relating to Company or its affiliates, including any of their respective employees or artists.  Notwithstanding the foregoing, you shall not be precluded from informing any party that you were employed by Company, the dates of your employment, the positions with Company that you held, and the names of officers of Company and its affiliates with whom you worked.

(b) Company shall not at any time, use, sell, publish, disclose, or communicate to any person, corporation or entity, either directly or indirectly, any confidential information regarding you (except that Company may disclose the financial terms of this Agreement to tax authorities, attorneys or accountants).

(c) You agree to promptly return to Company all property of Company in your possession, including, but not limited to keys, identification cards, files, records, credit cards, electronic equipment and books and manuals issued to you by Company.

8.             For a period of one year after the date hereof, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, or member of any other person, firm, partnership, corporation or other entity, or in any other capacity, (a) call upon, solicit, negotiate with, offer or enter into a recording or other contract with any recording artist (including a duo or a group) or songwriter who at the time is, either directly or through a furnishing entity, under contract to Company or an affiliate of Company or a label distributed by Company or an affiliate of Company, or (b) discuss or negotiate employment with or offer employment to any individual employed by Company or an affiliate of Company.

9.             You acknowledge that you have read this Agreement and that you have executed and delivered this Agreement freely and voluntarily, with full knowledge of all material facts.

[IF EMPLOYEE IS AGE 40 OR OVER]  [10.  (a) You acknowledge that you have been advised to seek independent advice and counsel in connection with this Agreement and have retained (attorney name) of the firm of (firm name) for such purpose, and that you have been afforded the time and opportunity necessary to seek such advice and counsel to the full extent you may have desired; and that you have been afforded at least 21 days in which to consider this Agreement.  You understand your obligations and rights under this Agreement and with such knowledge have entered into and executed this Agreement freely and voluntarily.

(b) You understand that you may revoke this Agreement within seven days of its execution, by notifying Company in writing of your desire to revoke the Agreement, whereupon this Agreement shall be rendered null and void.  The provisions of this Agreement including any payment due to you shall not be binding upon Company until eight days after the execution of this Agreement by you.]

11.           It is Company’s and your intention that this Agreement shall be effective as a full and final accord and satisfaction and release of each and every matter hereinabove referred to.  You and Company acknowledge that you and Company are familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF

KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR”

You and Company waive and relinquish any right and benefit which you and Company have or may have under Section 1542 to the full extent that you and Company may lawfully waive all such rights and benefits pertaining to the subject matter hereof.

12.           This Agreement constitutes the final and complete Agreement between you and Company with respect to the subject matter hereof.  This Agreement supersedes any and all prior agreements between you and Company, including, but not limited to, the Employment Agreement.  No modification or waiver of the terms of this Agreement shall be valid unless in writing and signed by Company and you.

13.           This Agreement shall be governed by and construed according to the laws of the State of (state) as applicable to agreements executed in and to be wholly performed within such State.

IN WITNESS WHEREOF, the undersigned have acknowledged and executed this Agreement as of the date first set forth above.

(name)

[COMPANY NAME]

By: